                                                               Exhibit(a)(1)

                                NATIONSBANK, N.A.
                          NATIONSBANK CORPORATE CENTER
                             100 NORTH TRYON STREET
                         CHARLOTTE, NORTH CAROLINA 28255


                      NATIONSBANC MONTGOMERY SECURITIES LLC
                          NATIONSBANK CORPORATE CENTER
                             100 NORTH TRYON STREET
                         CHARLOTTE, NORTH CAROLINA 28255

                                 April 21, 1999


Mr. Bruce Bruckmann
CBF Holding, L.L.C.
c/o Bruckmann, Rosser, Sherrill & Co., Inc.
126 East 56th Street
New York, New York  10022

         Re: $225 million Senior Secured Bank Acquisition Credit Facilities in respect of CORT FURNITURE RENTAL CORPORATION

Ladies and Gentlemen:

CBF Holding LLC ("HOLDCO") has advised us that it has entered into an Agreement and Plan of Merger pursuant to which its wholly-owned subsidiary CBF Mergerco Inc. (the "INITIAL BORROWER") will be merged with and into Cort Business Services Corporation (the "ACQUIRED COMPANY") as a result of which Holdco and Citicorp Venture Capital, Ltd. (collectively, the "SPONSORS") together with certain other individuals and entities will acquire the Acquired Company for approximately $453 million (including assumed indebtedness) (hereafter the transactions contemplated in connection with the foregoing merger may be referred to as the "ACQUISITION"). The Acquisition will be structured as a cash-out merger transaction. You have advised us that $225 million in senior bank financing will be required in order to effect the Acquisition, to pay the costs and expenses related to the Acquisition and to provide for ongoing general corporate purposes after completion of the Acquisition and that no external financing other than the financing described herein and the $250 million subordinated debt financing described in the term sheet attached hereto (the "SUBORDINATED DEBT") will be required in connection with the Acquisition. The Sponsors will provide evidence of equity capitalization in the Acquired Company of at least $105 million prior to or concurrently with the Acquisition.

In connection with the foregoing, (i) NationsBank, N.A. ("NATIONSBANK" or the "AGENT") is pleased to advise you of its commitment to act as Administrative Agent for the Credit Facility and to provide the full principal amount of the senior bank credit facilities (the "CREDIT

Mr. Bruce Bruckmann
April 21, 1999
Page 2

FACILITIES") described in the Term Sheet, and (ii) NationsBanc Montgomery Securities LLC ("NMS") is pleased to advise you that it is willing to act as Sole Lead Arranger and Sole Book Manager for the Credit Facilities and to form a syndicate of financial institutions (the "LENDERS") reasonably acceptable to NMS and you for the Credit Facilities. No additional agents will be appointed without the prior approval of NationsBank and NMS. All capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Term Sheet.

The commitments of NationsBank and NMS hereunder are subject to the satisfaction of each of the following conditions precedent in a manner acceptable to NationsBank and NMS in their sole discretion:

                  (a) each of the terms and conditions set forth herein;

                  (b) each of the terms and conditions set forth in the Term Sheet;

                  (c) execution of the fee letter dated the date hereof among the Sponsors, the Borrower, NationsBank and NMS (the "FEE LETTER") prior to or concurrently with the acceptance by the Sponsors and the Borrower of this letter; and

                  (d) there not having occurred and being continuing since the date hereof a material adverse change in the market for syndicated bank credit facilities or a material disruption of, or a material adverse change in, financial, banking or capital market conditions, in each case as determined by NationsBank and NMS in their sole discretion.

Furthermore, the commitments of NationsBank and NMS hereunder are based upon the financial and other information regarding the Borrower, the Acquired Company and their respective subsidiaries previously provided to NationsBank and NMS and are subject to the condition, among others, that there shall not have occurred after the date of such information, in the opinion of NationsBank and NMS, any material adverse change in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower, the Acquired Company and their subsidiaries taken as a whole.

NMS intends to commence syndication efforts promptly following your acceptance of this commitment, and you agree to use commercially reasonable efforts to actively assist, and to cause the Acquired Company to assist, NMS in achieving a syndication of the Credit Facilities that is satisfactory to it. Such assistance by you and the Acquired Company shall include using commercially reasonable efforts to (a) provide and cause your advisors to provide NationsBank and NMS and the other Lenders upon request with all information reasonably deemed necessary by NationsBank and NMS to complete syndication, including but not limited to information and evaluations prepared by the Sponsors, the Borrower or the Acquired Company or their advisors, or on its behalf, relating to the Transactions, (b) assist NationsBank and NMS upon their reasonable request in the preparation of an Information Memorandum to be used in connection with the syndication of the Credit Facilities and (c) otherwise assist NationsBank and NMS in their syndication efforts, including by making available mutually agreed upon officers and advisors

Mr. Bruce Bruckmann
April 21, 1999
Page 3

of the Parent, the Borrower and the Acquired Company and its subsidiaries from time to time to attend and make presentations regarding the business and prospects of the Acquired Company and its subsidiaries at a meeting or meetings of prospective Lenders. You further agree to refrain from engaging in any additional financings for the Transactions (except as described in this letter and except for the Subordinated Debt financing) during such syndication process unless otherwise agreed to by NationsBank and NMS.

It is understood and agreed that NationsBank and NMS, after consultation with you, will manage and control all aspects of the syndication of the Credit Facilities, including decisions as to the selection of proposed Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in the Credit Facilities will receive compensation from you outside the terms contained herein and in the Term Sheet in order to obtain its commitment. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole discretion of NationsBank and NMS and that any syndication pursuant to written commitments prior to execution of definitive documentation will reduce the commitment of NationsBank by the amount of such commitments.

It shall be a condition to NationsBank's commitment hereunder and NMS's agreement to provide the services contemplated hereby that (i) all information, other than Projections (as defined below), which has been or is hereafter made available to NationsBank and NMS or the Lenders by you or any of your representatives in connection with the transactions contemplated hereby ("INFORMATION") is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading and (ii) all financial projections concerning the Borrower and the Acquired Company that have been or are hereafter made available to NationsBank and NMS or the Lenders by you or any of your representatives (the "PROJECTIONS") have been or will be prepared in good faith based upon reasonable assumptions. You agree to furnish us with such Information and Projections as we may reasonably request and to use commercially reasonable efforts to supplement the Information and the Projections from time to time until the closing of the Credit Facilities ("CLOSING") so that the condition in the preceding sentence is correct on such date. In arranging and syndicating the Credit Facilities, NationsBank and NMS will be using and relying on the Information and the Projections without independent verification thereof.

By executing this letter agreement, you agree to reimburse NationsBank and NMS from time to time on demand for all reasonable out-of-pocket fees and expenses (including, but not limited to, the reasonable fees, disbursements and other charges of Moore & Van Allen, PLLC, as counsel to NationsBank and the other Lenders) incurred in connection with the Credit Facilities and the preparation of the definitive documentation for the Credit Facilities and the other transactions contemplated hereby.

The Sponsors also agree to indemnify and hold harmless NationsBank, NMS and their affiliates and their respective directors, officers, employees and agents (the "INDEMNIFIED PARTIES") from and

Mr. Bruce Bruckmann
April 21, 1999
Page 4

against any and all losses, claims, damages and liabilities, joint or several, related to or arising out of any matters contemplated by this letter, unless and only to the extent that it shall be finally judicially determined that such losses, claims, damages or liabilities resulted primarily from the gross negligence or willful misconduct of NationsBank or NMS or such other Indemnified Parties.

The provisions of the immediately preceding two paragraphs shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this letter agreement or the commitment of NationsBank and NMS hereunder, PROVIDED, HOWEVER, that the Sponsors shall be deemed released of all obligations under the immediately preceding two paragraphs upon the execution of definitive financing documentation for the Credit Facilities.

As described herein and in the Term Sheet, NMS will act as Arranger and Syndication Agent for the Credit Facilities. NationsBank reserves the right to allocate, in whole or in part, to NMS certain fees payable to NationsBank in such manner as NationsBank and NMS agree in their sole discretion. You acknowledge and agree that NationsBank may share with any of its affiliates (including specifically NMS) any information relating to the Credit Facilities, the Borrower, the Acquired Company, the Sponsors and their subsidiaries and affiliates, subject to the terms of the Confidentiality Agreement dated March 26, 1999.

This letter agreement may not be assigned by the Sponsors without the prior written consent of NationsBank and NMS.

If you are in agreement with the foregoing, please execute and return the enclosed copy of this letter agreement no later than 5:00 p.m., Wednesday, June 30, 1999. This letter agreement will become effective upon your delivery to us of executed counterparts of this letter agreement and the Fee Letter and, without limiting the more specific terms hereof and of the Term Sheet, you agree upon acceptance of this commitment to pay the fees set forth in the Term Sheet and in the Fee Letter. This commitment shall terminate if not so accepted by you prior to that time. Following acceptance by you, this commitment will terminate on Friday, October 29, 1999, unless the Credit Facilities are closed by such time.

Except as required by applicable law, this letter and the Fee Letter and the contents hereof and thereof shall not be disclosed by you to any third party (other than the Acquired Company) without the prior consent of NationsBank and NMS, other than to your attorneys, financial advisors and accountants, in each case to the extent necessary in your reasonable judgment; PROVIDED, HOWEVER, it is understood and agreed that, you may disclose the terms of this letter to the Acquired Company and its attorneys, agents and advisors in connection with the Transaction.

This letter may be executed in counterparts which, taken together, shall constitute an original. This letter, together with the Term Sheet and the Fee Letter, embodies the entire agreement and understanding among NationsBank, NMS, the Sponsors and the Borrower with respect to the specific matters set forth herein and supersedes all prior agreements and understandings relating to the subject matter hereof. No party has been authorized by NationsBank or NMS to make any

Mr. Bruce Bruckmann
April 21, 1999
Page 5

oral or written statements inconsistent with this letter. THIS LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.

                                    Very truly yours,

                                    NATIONSBANK, N.A.


                                    By:
                                       ------------------------------------
                                    Title:
                                          ---------------------------------

                                    NationsBanc Montgomery
                                    Securities LLC


                                    By:
                                       ------------------------------------
                                    Title:
                                          ---------------------------------

ACCEPTED AND AGREED TO:

CBF HOLDING LLC

By:
   -----------------------------------
Title:
Date:


CBF MERGERCO INC.

By:
   -----------------------------------
Title:
Date:


CITICORP VENTURE CAPITAL, LTD.

By:
   -----------------------------------
Title:
Date:

                                    ANNEX I

                        CORT FURNITURE RENTAL CORPORATION
                          SUMMARY OF TERMS & CONDITIONS
                                 APRIL 21, 1999


BORROWER:                  CBF Mergerco Inc. ("CBFMI") a newly formed company
                           will acquire (the "ACQUISITION") the outstanding stock or assets of and be merged with and into CORT
                           Business Services Corporation, a Delaware corporation
                           (the "ACQUIRED COMPANY" or "CBSC"). CBFMI is or will be a subsidiary of CBF Holding LLC, a holding company
                           (the "PARENT"), also newly formed and with no business other than holding the stock of CBFMI and other subsidiaries. CBSC is the parent holding company of CORT Furniture Rental Corporation, a
                           Delaware corporation and an operating company
                           ("CFRC"). CBFMI will be the initial Borrower to the extent necessary to accomplish the Acquisition and Merger, whereupon CFRC will assume the indebtedness and obligations under the Credit Agreement, and become the Borrower thereunder, from CBSC (being the survivor to CBFMI in the Merger) which will thereupon be released from its obligations as the Initial
                           Borrower, but will become a Guarantor, under the Credit Agreement. As used herein and in the Commitment Letter, the "BORROWER" shall refer to CBFMI prior to completion of the Acquisition, Merger and assumption by CFRC of the loans and obligations under the Credit Agreement, and thereafter, to CFRC.

GUARANTORS:                The Credit Facilities shall be guaranteed by CBSC and
                           all existing and hereafter acquired direct and indirect domestic subsidiaries of CBSC other than the Borrower (the "GUARANTORS") upon consummation of the Acquisition. All guarantees shall be guarantees of payment and not of collection.

AGENT: NationsBank, N.A. (the "AGENT" or "NATIONSBANK") will act as sole and exclusive administrative and collateral agent. As such, NationsBank will negotiate with the Borrower, act as the primary contact for the Borrower and perform all other duties associated with the role of exclusive administrative agent. No other agents or co-agents may be appointed without the prior written consent of NationsBank and NMS.

SOLE LEAD ARRANGER &
SOLE BOOK MANAGER:         NationsBanc Montgomery Securities LLC ("NMS").

LENDERS: A syndicate of financial institutions (including NationsBank) arranged by NMS, which institutions shall be acceptable to the Borrower and the Agent (collectively, the "LENDERS").

CREDIT
FACILITIES:                An aggregate principal amount of up to $225 million
                           will be available at Closing under the conditions hereinafter set forth:

                           REVOLVING CREDIT FACILITY: $225 million revolving credit facility, which will include a $10 million sublimit for the issuance of standby and commercial letters of credit (each a "LETTER OF CREDIT") and a $10 million sublimit for the making of swingline loans (the "SWINGLINE LOANS"). Letters of Credit will be issued by NationsBank (in such capacity, the "FRONTING BANK"), and each Lender will purchase an irrevocable and unconditional participation in each Letter of Credit. Swingline Loans will be made by NationsBank, and each Lender will purchase an irrevocable and unconditional participation in each Swingline Loan.

                           EXPANDABILITY PROVISION. The Revolving Credit Facility will include an expandability clause providing for additional commitments of up to $100 million available after the Borrower's election, subject to the Borrower's obtaining the requested commitments from existing Lenders or from other lenders which constitute eligible assignees (to be defined objectively).

PURPOSE:                   The proceeds of the Credit Facilities shall be used:
                           (i) to refinance the outstanding principal balance of existing indebtedness of the Acquired Company and its subsidiaries; (ii) to pay the cash portion of the purchase price for the Acquired Company pursuant to the Purchase Agreement (as defined below); (iii) to pay fees and expenses incurred in connection with the Acquisition; and (iv) to provide for working capital and general corporate purposes of the Borrower and its subsidiaries, including acquisitions (subject to minimum Revolving Credit Facility availability requirements to be determined).

INTEREST RATES:            The Revolving Credit Facility shall bear interest as
                           set forth on Addendum I hereto.

MATURITY:                  The Revolving Credit Facility shall terminate and all
                           amounts outstanding thereunder shall be due and payable in full 6 years from Closing.

AVAILABILITY:              Loans under the Revolving Credit Facility ("REVOLVING
                           CREDIT LOANS" or the "LOANS") may be made, and Letters of Credit may be issued subject to availability under the aggregate committed amount for the Revolving Credit Facility.

SECURITY:                  Concurrently with the Acquisition, the Agent (on
                           behalf of the Lenders) shall receive a first priority perfected security interest in (i) 100% of the issued and outstanding capital stock of the Borrower, (ii)
                           100% of the issued and outstanding capital stock of each of the direct and indirect domestic subsidiaries of the Borrower and (iii) 65% of the issued and outstanding voting capital stock and 100% of the issued and outstanding non-voting capital stock of each direct foreign subsidiary of the Parent or any of its domestic subsidiaries (or such greater or lesser percentage

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

                           allowable which would not result in a material tax liability under U.S. law), which capital stock shall not be subject to any other lien or encumbrance. The Agent (on behalf of the Lenders) shall also receive a first priority perfected security interest in all other present and future personal property of the Borrower and its subsidiaries (including, without limitation, accounts receivable, inventory, machinery, equipment, contracts, trademarks, copyrights, patents, license agreements, and general intangibles).

                           The foregoing security shall ratably secure the Credit Facilities and any interest rate swap/foreign currency swap or similar agreements with a Lender (or an affiliate of a Lender) under the Credit Facilities.

MANDATORY
PREPAYMENTS
AND COMMITMENT
REDUCTIONS:                The Credit Facilities will be prepaid by an amount
                           equal to (a) 100% of the net cash proceeds of all asset sales (excluding rental assets sold in the normal course of business) by the Parent, the Borrower or any subsidiary of the Borrower (including stock of subsidiaries), subject to de minimus baskets and reinvestment provisions and such other exceptions as shall be mutually agreed; (b) 100% of the net cash proceeds from the issuance of any debt (excluding certain permitted debt and such other exceptions as shall be mutually agreed) by the Parent, the Borrower or any subsidiary; and (c) 50% of the net cash proceeds from the issuance of equity by the CBSC, the Borrower or any subsidiary. Prepayments shall serve to permanently reduce the commitments under the Revolving Credit Facility.

OPTIONAL
PREPAYMENTS
AND COMMITMENT
REDUCTIONS:                The Borrower may prepay the Credit Facilities in
                           whole or in part at any time without penalty, subject to reimbursement of the Lenders' breakage and redeployment costs in the case of prepayment of LIBOR borrowings prior to the end of the applicable interest period.

CONDITIONS
PRECEDENT
TO CLOSING:                Usual and customary for financing transactions of
                           this type and for the particular financing transaction contemplated hereby, including but not limited to the following:

                           (a) The negotiation, execution and delivery of definitive documentation with respect to the Credit Facilities satisfactory to NMS, the Agent and the Lenders.

                           (b) A certified copy of the purchase agreement (including all amendments, supplements, schedules and exhibits thereto) regarding the Acquisition (the "PURCHASE AGREEMENT") which shall provide for an aggregate purchase price not in excess of $453 million (including assumed indebtedness).

                           (c)      The corporate capital and ownership
                                    structure (including articles of
                                    incorporation and by-laws), equityholder agreements and management of CBSC, the Borrower and its subsidiaries (after giving effect to the Acquisition), including without limitation employment contracts, equity ownership interests and key man life insurance with key executives, shall be satisfactory to the Agent. Without limiting the generality of the above, the Agent shall be reasonably satisfied that (i) CBSC will have at least $140 million in equity capitalization, (ii) CFRC or any parent company shall have issued and be in receipt of the net proceeds of at least $250 million in subordinated debt (the "SUBORDINATED DEBT") on terms and conditions consistent with existing market standards, and (iii) the amount of the initial advance under the Credit Facilities needed to accomplish the Acquisition and Merger (including fees and expenses relating thereto) will not exceed $86 million. Notwithstanding the foregoing, if market conditions permit the syndication of the Credit Facilities on terms and conditions, satisfactory to NMS and NationsBank, at the discretion of the Agent, the initial advance may be increased to an amount not to exceed $121 million and the equity contribution provided by the Sponsors may be reduced accordingly.

                           (d) There shall not have occurred a material adverse change since December 31, 1998 in the business, assets, operations, condition (financial or otherwise) or prospects of the Acquired Company and its subsidiaries or in the facts and information regarding such entities as represented to date.

                           (e) The Agent shall have received a certificate of solvency from a responsible officer of the Borrower and the Guarantors (after giving effect to the Acquisition and the incurrence of indebtedness related thereto) in form and substance reasonably satisfactory to the Agent and the Required Lenders.

                           (f) The Agent shall have received (a) reasonably satisfactory opinions of counsel to the Borrower and the Guarantors (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the documents for the Credit Facilities) and such resolutions, certificates and other documents as the Agent shall reasonably require and (b) reasonably satisfactory evidence that the Agent (on behalf of the Lenders) holds a perfected, first priority lien in all collateral for the Credit Facilities, subject to no other liens except for permitted liens to be determined.

                           (g) Receipt of all governmental, equityholder and third party consents (including Hart-Scott-Rodino clearance and the consent, if necessary, of any existing lenders, lessors and/or bondholders of the Acquired Company to the extent that such indebtedness is to remain in place after the Acquisition) and approvals necessary or, in the reasonable opinion of the Agent, desirable in connection with the Acquisition and the related financings and other transactions contemplated hereby and expiration of all applicable waiting periods without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on the Acquired Company or any of its subsidiaries or such related financings or other transactions contemplated hereby or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Agent could have such effect.

                           (h)      The absence of any action, suit,
                                    investigation or proceeding pending or
                                    threatened in any court or before any
                                    arbitrator or governmental authority that purports to affect the Acquired Company or any of its subsidiaries or the financings and other transaction contemplated hereby, or that could have a material adverse effect on the Acquired Company or its subsidiaries or such financings or other transaction contemplated hereby or on the ability of the Borrower and the Guarantors to perform their respective obligations under the documents to be executed in connection with the Credit Facilities.

                           (i) CBSC and its subsidiaries, including the Borrower, shall be in compliance with all existing financial obligations (after giving effect to the Acquisition).

                           (j) Receipt and review, with results reasonably satisfactory to the Agent and its counsel, of legal due diligence and information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership, and contingent liabilities of the Acquired Company and its subsidiaries.

                           (k) The Borrower shall have paid to the Lenders and the Agent all fees and expenses due and payable at Closing.

REPRESENTATIONS
& WARRANTIES:              Usual and customary for financing transactions of
                           this type and for the particular financing transaction contemplated hereby, including but not limited to the following: (i) corporate status; (ii) corporate power and authority/enforceability; (iii) no violation of law or contracts or organizational documents; (iv) no material litigation; (v) correctness of specified financial statements and no material adverse change; (vi) no required governmental or third party approvals; (vii) use of proceeds/compliance with margin regulations; (viii) status under Investment Company Act; (ix) ERISA; (x) environmental matters; (xi) perfected liens and security interests; (xii) payment of taxes; and (xiii) Year 2000 preparedness.

COVENANTS:                 Usual and customary for financing transactions of
                           this type and for the particular financing transaction contemplated hereby, including but not limited to the following: (i) delivery of financial statements and other reports; (ii) delivery of compliance certificates: (iii) delivery of notices of default, material litigation and material governmental and environmental proceedings; (iv) compliance with laws; (v) payment of taxes; (vi) maintenance of insurance; (vii) limitation on liens and negative pledges; (viii) limitations on mergers, consolidations and sales of assets (subject, in the case of asset sales and dispositions, to de minimum baskets and reinvestment provisions); (ix) limitations on incurrence of debt (subject to expansion of the Credit Facilities as provided herein); (x) limitations on dividends and stock redemptions and the redemption and/or prepayment of other debt; (xi) limitations on investments and acquisitions (subject, in the case of acquisitions, to the limitations provided below); (xii) ERISA;
                           (xiii) limitation on transactions with affiliates;
                           and (xiv) Year 2000 compliance and in each case subject to agreed upon exceptions.

                           Financial covenants to be measured quarterly and to include (without limitation):

                           (a) Maintenance on a rolling four quarter basis of a Maximum Total Leverage Ratio (total funded debt/EBITDA), of 4.75:1.0.

                           (b) Maintenance on a rolling four quarter basis of a Maximum Senior Leverage Ratio (senior funded debt/EBITDA), of 2.25:1.0.

                           (c) Maintenance on a rolling four quarter basis of a Minimum Interest Coverage Ratio (EBITDA/interest expense), of 2.0:1.0.

                           (d) Maintenance as of the end of each fiscal quarter of a Maximum Loan to Value Ratio of 1.0:1.0. The denominator will consist of an amount equal to the sum of (i) 100% of the net book value of accounts receivable, (ii) 100% of the net book value of plant, property and equipment and (iii) 100% of the net book value of rental furniture.

                           The financial covenants will give pro forma effect for acquisitions and dispositions, where appropriate.

                           CBSC shall have agreed that it will not engage in any business, activity or operation other than owning and holding the capital stock of the Borrower, guaranteeing the Credit Facility and pledging its assets (including the capital stock of the Borrower) as security therefor, and activities directly related thereto. The Parent shall not be permitted to merge with or into any other person other than the Borrower.

PERMITTED

ACQUISITIONS:              Acquisitions will be permitted provided that (i) the
                           acquisition is in the furniture equipment rental or related or ancillary business, and (ii) no default or event of default would exist after giving effect to the acquisition on a pro forma basis.

EVENTS OF DEFAULT:         Usual and customary for financing transactions of
                           this type and for the particular financing transaction contemplated hereby, including but not limited to the following and including grace and cure periods where appropriate: (i) nonpayment of principal, interest, fees or other amounts; (ii) violation of covenants; (iii) inaccuracy of representations and warranties; (iv) cross-default to other material agreements and indebtedness; (v) bankruptcy or insolvency; (vi) material judgments;
                           (vii) ERISA; (viii) actual or asserted invalidity of any loan documents or security interests; or (ix)
                           Change in Control (to be agreed upon in a mutually agreeable manner).

ASSIGNMENTS/
PARTICIPATIONS:            Each Lender will be permitted to make assignments in
                           minimum principal amounts of $5 million to other financial institutions approved by the Borrower and the Agent, which approval shall not be unreasonably withheld. Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate, and maturity date. An assignment fee of $3,500 is payable by the Lender to the Agent upon any such assignment occurring (including, but not limited to an assignment by a Lender to another Lender).

WAIVERS &
AMENDMENTS:                Amendments and waivers of the provisions of the loan
                           agreement and other definitive credit documentation will require the approval of Lenders holding loans and commitments representing more than 50% of the aggregate amount of loans and commitments under the Credit Facilities, except that the consent of all the Lenders affected thereby shall be required with respect to (i) increases in commitment amounts (other than expansion of the Credit Facilities as provided herein), (ii) reductions of principal, interest, or fees, (iii) extensions of final maturities, (iv) releases of all or substantially all collateral and
                           (v) releases of all or substantially all guarantors.

INDEMNIFICATION:           The Borrower shall indemnify the Lenders from and
                           against all losses, liabilities, claims, damages or expenses relating to their loans, the Borrower's use of loan proceeds or the commitments, including but not limited to reasonable attorneys' fees and settlement costs. This indemnification shall survive and continue for the benefit of the Lenders at all times after the Borrower's acceptance of the Lenders' commitment for the Credit Facilities, notwithstanding any failure of the Credit Facilities to close.

GOVERNING LAW:             New York.

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


FEES/EXPENSES:             As outlined in ADDENDUM I.

OTHER: This term sheet is intended as an outline only and does not purport to summarize all the conditions, covenants, representations, warranties and other provisions which would be contained in definitive legal documentation for the Credit Facilities contemplated hereby. Each of the Borrower and the Guarantors shall waive its right to a trial by jury.



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



                                   ADDENDUM I

                                FEES AND EXPENSES


COMMITMENT FEE:            A 50 basis points per annum (calculated on the basis
                           of actual number of days elapsed in a year of 360
                           days) on the unused portion of the Credit Facilities shall commence to accrue upon acceptance by the Borrower of the commitment letter to which this term sheet is attached and shall be paid upon execution of a definitive credit agreement and thereafter quarterly in arrears.

INTEREST RATES:            The Revolving Credit Facility shall bear interest
                           at a rate equal to LIBOR plus 200 bps (calculated on the basis of actual number of days elapsed in a year of 360 days) or the Alternate Base Rate
                           (defined as the higher of (i) the NationsBank prime rate and (ii) the Federal Funds rate plus 1/2%) plus 75 bps (calculated on the basis of actual number of days elapsed in a year of 365/366 days); PROVIDED, that if during the 180 day period following the Closing, any breakage costs, charges or fees are incurred with respect to LIBOR loans on account of the syndication of the Credit
                           Facilities, the Borrower shall immediately reimburse the Agent for any such costs, charges or fees. Such right of reimbursement to be in addition to and not in limitation of customary cost and yield protection.

                           The Borrower may select interest periods of 1, 2, 3 or 6 months for LIBOR loans, subject to availability.

                           A penalty rate shall apply on all amounts outstanding under the Credit Facilities (including Letters of Credit) upon the occurrence of an Event of Default at a rate per annum of 2% above the applicable interest rate or letter of credit fee (without duplication).

PERFORMANCE
PRICING: The LIBOR and Alternate Base Rate margins (and the letter of credit fees) for the Revolving Credit Facility will be subject to performance pricing step-downs commencing six (6) months from Closing, based upon the Borrower's Total Leverage Ratio, as outlined in the table below:

                                                                          Applicable
            Total Funded Debt/                               Applicable    Base Rate
  LEVEL           EBITDA                                   LIBOR MARGIN     MARGIN

    I     LESS THAN             2.50x                         1.25%         0.00%
    II    GREATER THAN EQUAL TO 2.50x but LESS THAN 3.00x     1.50%         0.00%
   III    GREATER THAN EQUAL TO 3.00x but LESS THAN 3.50x     1.75%         0.50%
    IV    GREATER THAN EQUAL TO 3.50x but LESS THAN 4.00x     2.00%         0.75%
    V     GREATER THAN          4.00x                         2.25%         1.00%

COST AND YIELD

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

PROTECTION:                The usual for transactions and facilities of this
                           type, including, without limitation, in respect of prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset.

LETTER OF CREDIT FEES:     The Borrower shall pay a per annum letter of credit
                           fee (calculated on the basis of actual number of days elapsed in a year of 360 days) on the outstanding amount of all Letters of Credit. The applicable letter of credit fee shall be (i) for standby letters of credit, the percentage over LIBOR
                           (the "LIBOR MARGIN") applicable from time to time for LIBOR based loans outstanding under the Revolving Credit Facility and (ii) for trade letters of credit, 50% of the LIBOR Margin. The letter of credit fee shall be due quarterly in arrears and shared proportionately by the Lenders.

                           In addition, the Borrower shall pay the Agent for its own account a per annum facing fee of 1/8% (calculated on the basis of actual number of days elapsed in a year of 360 days) on the outstanding amount of all Letters of Credit. The letter of credit facing fee shall be due quarterly in arrears.

EXPENSES:                  Borrower will pay all reasonable costs and expenses
                           associated with the preparation, due diligence, administration, syndication and enforcement of all documents executed in connection with the Credit
                           Facilities, including without limitation, the reasonable legal fees of the Agent's counsel regardless of whether or not the Credit Facilities are closed.




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